Exhibit 99.1

Monotype Imaging Reports Fourth Quarter and Full Year 2007 Financial Results

WOBURN, Mass.--(BUSINESS WIRE)--Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading global provider of text imaging solutions, today reported financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Financial Results

In the fourth quarter of 2007, revenue increased eight percent to $27.5 million from $25.4 million in the fourth quarter of 2006. Net income for the quarter increased 53 percent to $4.0 million from $2.6 million in the fourth quarter of 2006. Earnings per diluted share were $0.11 in the fourth quarter of 2007 as compared to a loss per diluted share of $2.77 in the fourth quarter of 2006, after a $9.9 million reduction to net income available to common shareholders for accretion of convertible redeemable preferred stock. All convertible redeemable preferred stock was converted to common and redeemable preferred stock, and the redeemable preferred stock was redeemed in connection with the company’s initial public offering in July 2007. In the fourth quarter of 2007, non-GAAP adjusted EBITDA was $13.5 million. In the fourth quarter of 2006, non-GAAP adjusted EBITDA was $12.4 million. A reconciliation of GAAP net income to non-GAAP adjusted EBITDA is provided in the financial tables that accompany this release.

“In Q4, we achieved the highest level of quarterly revenue in the company’s history,” said Doug Shaw, president and chief executive officer of Monotype Imaging. “We posted eight percent quarter-over-quarter increases in both revenue and non-GAAP adjusted EBITDA, driven by organic growth in our OEM business.”

2007 Financial Results

Revenue for the year ended December 31, 2007 increased 22 percent to $105.2 million from $86.2 million in 2006. 2007 includes a full year of Linotype which was acquired in August 2006. Net income in 2007 increased 28 percent to $9.1 million from $7.1 million in the prior year. Non-GAAP adjusted EBITDA was $47.3 million for 2007 compared to $43.3 million in 2006.

At December 31, 2007, outstanding debt was $131.4 million compared to $202.9 million at December 31, 2006, which was mainly the result of a debt pay off using proceeds from Monotype Imaging’s initial public offering.

“Our 2007 results reflect the continued value our customers recognize in the solutions we provide,” said Shaw. “We achieved a 22 percent year-over-year increase in sales driven by acquisitions and organic growth, and a nine percent increase in non-GAAP adjusted EBITDA. We expanded and enhanced our text imaging solutions for manufacturers of consumer electronics devices, and our Creative Professional business attracted more than 25 million visits from over 200 countries to our e-commerce Web sites in 2007.

“We plan to continue to drive growth by increasing the adoption of our fonts and font technologies in consumer electronics device categories, bringing enhanced solutions to the laser printer market, offering new products to our OEM customers, expanding our global presence and increasing our Web offerings.”

2008 Financial Guidance

Monotype Imaging expects revenue for full year 2008 in the range of $112 million to $116 million. The company expects full year 2008 non-GAAP adjusted EBITDA in the range of $49 million to $52 million and earnings per share in the range of $0.46 to $0.51.

Conference Call Details

Monotype Imaging will host a conference call today, Feb. 26, at 9:00 a.m. EST to discuss the company’s fourth quarter and year end financial results and business outlook for 2008. Individuals who are interested in listening to the audio webcast should log on to the “Investor Relations” portion of the “About Us” section of Monotype Imaging’s Web site at www.monotypeimaging.com. The live call also can be accessed by dialing 888-482-0024 (domestic) or 617-801-9702 (international) (confirmation code: 55720860). The audio webcast will also be archived on the company’s Web site.

Non-GAAP financial measures

This press release contains non-GAAP financial measures under the rules of the U.S. Securities and Exchange Commission. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. The reconciliation to net income for the three months and full year ended December 31, 2007 and 2006 are in the tables attached to this press release. Non-GAAP financial measures are used internally to manage business, such as in establishing an annual operating budget and in reporting to lenders. Non-GAAP financial measures are used by Monotype Imaging management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, Monotype Imaging believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. Monotype Imaging management compensates for these limitations by considering the company’s financial results as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in this press release.

Forward-looking statements

This press release may contain forward-looking statements including those related to the growth of the company’s OEM business and Creative Professional business, the execution of the company’s growth strategy and anticipated business momentum that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the demand for the company’s products or increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products or product features; risks associated with the company’s ability to adapt its products to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; and risks associated with the ownership and enforcement of the company’s intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2007. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in the company’s Annual Report on Form 10-K for the year ended December 31, 2007. While Monotype Imaging may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype Imaging

Monotype Imaging is a global provider of text imaging solutions for manufacturers and developers of consumer electronics devices including laser printers, copiers, mobile phones, digital televisions, set-top boxes, digital cameras and software applications and operating systems. The company also provides printer drivers and color imaging technologies to OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 10,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative and business professionals through custom font design services, direct sales or e-commerce portals. Monotype Imaging offers fonts and industry-standard solutions that support all of the world’s major languages. The company is based in Woburn, Mass., with regional offices in the U.K., Germany (Linotype), Mt. Prospect, Ill., Redwood City, Calif., Boulder, Colo., Japan and China. Information about Monotype Imaging and its products can be found at www.monotypeimaging.com, www.fonts.com, www.linotype.com, www.monotypefonts.com, www.itcfonts.com, www.customfonts.com, www.fontwise.com, www.fonts.hk and www.faces.co.uk.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain other jurisdictions. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. which may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U. S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. All other trademarks are the property of their respective owners. © 2008 Monotype Imaging Inc. All rights reserved.

MONOTYPE IMAGING HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$19,584	$8,540
Accounts receivable, net	4,459	4,841
Income tax refunds receivable	1,391	—
Deferred income taxes	1,506	793
Investment in interest rate cap	—	882
Prepaid expense and other current assets	1,156	1,306

Total current assets	28,096	16,362
Property and equipment, net	2,290	1,935
Goodwill	140,727	138,452
Intangible assets, net	102,446	111,419
Investment in interest rate cap	1	73
Prepaid royalties	315	400
Other assets	1,852	1,632

Total assets	$275,727	$270,273

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,845	$1,580
Accrued expenses	13,116	12,683
Current portion of deferred compensation	—	869
Accrued income taxes	2,687	2,066
Deferred revenue	4,652	5,034
Current portion of long-term debt	18,582	13,105

Total current liabilities	40,882	35,337

Long-term debt, less current portion	112,818	189,793
Deferred revenue	241	—
Deferred income taxes	15,319	14,369
Reserve for income taxes, net of current portion	1,387	—
Other long-term liability	245	—
Accrued pension benefits	3,199	3,184
Convertible redeemable preferred stock	—	40,170

Stockholders’ equity (deficit):
Common stock.	34	4
Additional paid-in capital	138,219	687
Treasury stock, at cost	(41)	(41)
Accumulated other comprehensive income	2,250	574
Accumulated deficit	(38,826)	(13,804)

Total stockholders’ equity (deficit)	101,636	(12,580)

Total liabilities and stockholders’ equity (deficit)	$275,727	$270,273
MONOTYPE IMAGING HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue	$27,514	$25,448	$105,152	$86,204

Cost of revenue	1,736	1,753	8,705	8,305
Cost of revenue—amortization of acquired technology	844	842	3,376	3,021
Marketing and selling	5,374	4,474	19,206	14,931
Research and development	4,862	4,086	18,837	13,813
General and administrative	4,314	4,439	15,605	10,112
Amortization of other intangible assets	1,803	1,797	7,162	6,687

Total costs and expenses	18,933	17,391	72,891	56,869

Income from operations	8,581	8,057	32,261	29,335

Other expense (income):
Interest expense	3,106	5,216	17,759	19,687
Interest income	(83)	(59)	(205)	(171)
Loss on extinguishment of debt	—	—	2,958	—
Other income, net	(953)	(1,155)	(2,147)	(3,164)

Total other expense	2,070	4,002	18,365	16,352

Income before provision for income taxes	6,511	4,055	13,896	12,983

Provision for income taxes	2,536	1,458	4,832	5,921

Net income	$3,975	$2,597	$9,064	$7,062

Net income (loss) available to common stockholders (1)	$3,975	$(7,275)	$(25,022)	$(17,325)

Income (loss) per common share:
Basic	$0.12	$(2.77)	$(1.55)	$(7.37)
Diluted	$0.11	$(2.77)	$(1.55)	$(7.37)
Weighted average number of shares:
Basic (2)	33,298,065	2,625,380	16,174,165	2,351,356
Diluted (2)	35,460,824	2,625,380	16,174,165	2,351,356

(1)  Net income (loss) available to common stockholders represents net income reduced by accretion of redeemable preferred stock. Upon redemption of the redeemable preferred stock in July 2007, accretion ceased.  For the period January 1, 2007 – July 25, 2007, accretion was $34,086.

(2) Adjusted to retroactively reflect the 4-for-1 stock split effected on July 5, 2007.
MONOTYPE IMAGING HOLDINGS INC.
OTHER INFORMATION
(Unaudited and in thousands)

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
GAAP Net income	$3,975	$2,597	$9,064	$7,062
Provision for income taxes	2,536	1,458	4,832	5,921
Interest expense, net	3,023	5,157	17,554	19,516
Depreciation and amortization	2,938	2,848	11,567	10,345

EBITDA	$12,472	$12,060	$43,017	$42,844
Share based compensation	986	366	4,257	440

Non-GAAP Adjusted EBITDA	$13,458	$12,426	$47,274	$43,284
OTHER INFORMATION
Share based compensation is comprised of the following:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Marketing and selling	$161	$114	$476	$128
Research and development (1)	568	73	2,875	78
General and administrative	257	179	906	234

Total share based compensation	$986	$366	$4,257	$440

(1) Includes $0.5 million and $2.6 million in the three and twelve months ended December 31, 2007, respectively, of share based compensation associated with the conversion of convertible promissory notes in July 2007.  The notes were issued in connection with the acquisition of China Type Design in 2006.

MONOTYPE IMAGING HOLDINGS INC.
MARKET INFORMATION
(Unaudited and in thousands)

The following table presents revenue for our two major markets:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006 (1)
OEM	$19,051	$16,480	$72,612	$64,268
Creative Professional	8,463	8,968	32,540	21,936
Total	$27,514	$25,448	$105,152	$86,204
(1) Includes revenue for Linotype and China Type Design subsequent to acquisition in Q3 2006.

CONTACT:
Sharon Merrill Associates
David Calusdian, 617-542-5300
Executive Vice President
type@investorrelations.com